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                                                                       EXHIBIT 5

                                January 15, 2002




Innovative Gaming Corporation of America
333 Orville Wright Court
Las Vegas, NV 89119

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have acted on behalf of Innovative Gaming Corporation of America (the "COMPANY") in connection with Amendment No. 1 to Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") to be filed by the Company with the Securities and Exchange Commission on January 15, 2002 relating to the registration under the Securities Act of 1933, as amended, of a maximum of (i) 12,353,244 shares of common stock, par value $.01 per share, issued or issuable to the selling shareholders listed in the Registration Statement (the "COMMON SHARES").

         Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof and including and in reliance upon certain certificates by the Company, it is our opinion that:

                  1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

                  2. The Common Shares have been duly authorized, legally issued, are fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,



                                        /s/ MASLON EDELMAN BORMAN & BRAND, LLP